EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BioNexus Gene Lab Corp. and Fidelion Diagnostics Announce Landmark Alliance—Touted as a new “DeepSeek Moment” in Precision Oncology

Kuala Lumpur, Malaysia – July 30th, 2025 – BioNexus Gene Lab Corp. (“BGLC”, Nasdaq: BGLC) and Fidelion Diagnostics Pte Ltd, a Singaporean company (“Fidelion”) today announced the signing of a term sheet for a strategic, cross‑equity partnership that the parties are calling a “DeepSeek‑class leap” for liquid biopsy cancer monitoring and AI‑driven biotechnology.  This builds on BGLC’s mission to be a global leader in liquid biopsies, and tumor naïve oncology solutions.

Under the term sheet, BGLC will acquire a strategic equity stake in Fidelion and secure exclusive commercial rights to Fidelion’s VitaGuard™ minimal‑residual‑disease (MRD) platform across Southeast Asia (ASEAN). Fidelion, in turn, will receive an equity investment from BGLC together with a licence fee, aligning both companies for long‑term shared value creation. The transaction is subject to the execution of definitive agreements by the parties.

What’s a Liquid Biopsy?

A simple blood draw that looks for fragments of tumour DNA (called ctDNA) circulating in the bloodstream. No scalpel, no hospital stay.

Why it Matters:

* Earlier warning. Cancer recurrence can be detected months before it shows up on a CT scan.

* Less hassle. One tube of blood vs. invasive tissue re‑biopsies.

* Lower cost. Labs can now run VitaGuard™ tests for under USD $300, vs. ~USD $3,000 currently in the U.S.

Tumour‑Naïve vs. Tumour‑Informed:

Most ctDNA tests first need a slice of the original tumour (“tumour‑informed”) to know what mutations to track. VitaGuard™ is tumour‑naïve—it can spot the earliest traces of many cancers without prior tumour sequencing. It is similar in application to facial‑recognition software for cancer except that it works even if it has never seen the face before.

Tongshu Gene Biotechnology Co., Limited, a company based in China, is the original developer of VitaGuard™ and Fidelion is intended to be the licensing arm for the technology under an agreement to be completed by the parties.  The VitaGuard™ system is already commercialised in China.

The transaction arrives amidst China’s biopharma sector posting major licensing deal-flow and billions in venture capital and IPO proceeds over the last 18 months, fuelling what analysts dub the “China‑Biotech Wave.”

One of the key innovations of VitaGuard™ technology is that it can slash per‑patient MRD monitoring cost from more than US $3,000 to under US $300 and is supported by numerous positive clinical studies in China.  With Southeast Asia’s cancer incidence projected to top 2.4 million new cases annually by 2030, a sub‑US $300 test opens a multi‑billion‑dollar recurring market.

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Sam Tan, Chief Executive Officer of BGLC, said:

“This alliance is nothing short of a paradigm shift - the moment precision oncology gets its own “DeepSeek‑class” technology upgrade. By combining VitaGuard™ with our commercial network, we will deliver next‑generation cancer care to 680 million people across Southeast Asia.”

Dr. Yan Linghua, Chief Executive Officer of Tongshu Gene and Executive Director of Fidelion, added:

“Our team in China spent years perfecting VitaGuard’s one‑tube, high‑fidelity chemistry. Building Fidelion for global commercialisation—and partnering with BGLC for Southeast Asia - creates the fastest possible path to scale. Together, we aim to shatter the cost‑accuracy trade‑off, bringing ultra‑sensitive, AI‑ready cancer surveillance to every clinic.”

Strategic Highlights

•	“DeepSeek‑Class” Technology – VitaGuard™ achieves 0.02 % variant‑allele‑frequency sensitivity with 95% cfDNA recovery and 14‑day room‑temperature sample stability while compressing cost 4‑10× versus legacy assays.
•	Market Access at Scale – BGLC will lead regulatory submissions and a phased roll‑out beginning in Singapore and Malaysia, expanding rapidly through the rest of ASEAN.
•	Mutual Skin in the Game – Cross‑shareholdings cement long‑term strategic alignment.
•	Pipeline & AI Acceleration – The alliance contemplates joint development of companion‑diagnostic programs and an AI‑powered Cancer Interception System trained on VitaGuard™ longitudinal MRD datasets.

About Fidelion Diagnostics Pte. Ltd.

Fidelion is a next‑generation liquid‑biopsy company with a mission to ignite the “DeepSeek Moment” in biotechnology. The company’s proprietary VitaGuard™ platform, originally developed by Tongshu Gene in China, and to be assigned to Fidelion, couples ultra‑efficient pre‑analytical recovery with one‑tube UMI chemistry to deliver industry‑leading < 0.03 % LoD at a fraction of incumbent cost - precisely the high‑fidelity data foundation required for AI‑driven cancer interception.

About Tongshu Gene Biotechnology Co., Limited

Tongshu Gene, located in Wuxi, China, pioneered the core technology behind VitaGuard™, including its one‑tube UMI workflow and dual DNA/RNA probing chemistry. Tongshu will remain Fidelion’s partner in manufacturing and R&D of the technology.

About BioNexus Gene Lab Corp.

BGLC is an innovation‑led life‑sciences platform – bringing together precision diagnostics, cross-border expertise, and AI data development. Listed on Nasdaq, BGLC’s mission is to make next‑generation healthcare accessible, affordable, and actionable for every patient.

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Forward‑Looking Statements

This press release contains forward‑looking statements, including, but not limited to, statements regarding the completion of the proposed transaction, anticipated regulatory approvals, commercial launch plans, and the expected benefits of the partnership. Forward‑looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Readers are cautioned not to place undue reliance on these statements. Except as required by law, BGLC, Fidelion, and Tongshu Gene disclaim any obligation to update forward‑looking statements contained herein. Actual outcomes may differ materially due to risks relating to clinical performance, regulatory approvals, manufacturing scalability, commercialization, and market adoption in key geographies.

Investor & Media Contacts

BGLC Investor Relations • ir@bionexusgenelab.com

Fidelion Media Relations • media@fideliondx.com

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